NUVEEN MULTISTATE TRUST III

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 23rd day of May 2007 by and between Nuveen Multistate Trust III, a Massachusetts business trust (the “Fund”), and Nuveen Asset Management, a Delaware corporation (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the “Agreement”) pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2007 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2008 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2008 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST III

By:        /s/ Kevin J. McCarthy

                    Vice President

ATTEST:

        /s/ Virginia L. O’Neal

            Assistant Secretary

NUVEEN ASSET MANAGEMENT

By:         /s/ William M. Fitzgerald

                    Managing Director

ATTEST:

            /s/ Stuart Cohen

            Assistant Secretary